UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 11, 2015

A. SCHULMAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3637 Ridgewood Road, Fairlawn, Ohio	44333
(Address of principal executive offices)	(Zip Code)

(330) 666-3751
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07    Submission of Matters to a Vote of Security Holders.

On December 11, 2015, A. Schulman, Inc. (the “Company”) held its 2015 Annual Meeting of Stockholders (the “Annual Meeting”) for the purposes of: (i) electing ten directors for a term expiring at the 2016 Annual Meeting of Stockholders; (ii) ratifying the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2016; and (iii) approving, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in its proxy statement. As of the close of business on October 16, 2015, the record date for the Annual Meeting, there were 29,296,044 shares of common stock, $1.00, par value, outstanding and entitled to vote. At the Annual Meeting, 28,086,197, or approximately 95.87%, of the outstanding shares of common stock entitled to vote were represented in person or by proxy. All director nominees were elected, and all proposals were approved by the stockholders. The proposal to approve on an advisory basis the compensation of the Company’s named executive officers was approved by 97.67% of shares voted at the Annual Meeting (excluding abstentions and broker non-votes). The detailed results of the voting at the Annual Meeting as announced by the Company are as follows:

1.	Election of ten directors:

Name	Votes For	Votes Against	Abstentions	Broker Non-Votes
Eugene R. Allspach	25,920,851	158,040	12,514	1,994,792
Gregory T. Barmore	25,895,209	173,639	22,557	1,994,792
David G. Birney	25,906,626	172,206	12,573	1,994,792
Joseph M. Gingo	24,905,936	1,173,642	11,827	1,994,792
Michael A. McManus, Jr.	14,814,496	11,251,820	25,089	1,994,792
Lee D. Meyer	25,919,455	159,467	12,483	1,994,792
James A. Mitarotonda	22,628,651	3,448,154	14,600	1,994,792
Ernest J. Novak, Jr.	25,861,914	219,743	9,748	1,994,792
Dr. Irvin D. Reid	25,621,277	457,019	13,109	1,994,792
Bernard Rzepka	25,924,925	156,335	10,145	1,994,792

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2016:

Votes For	Votes Against	Abstentions	Broker Non-Votes
27,807,957	270,198	8,042	0

3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers:

Votes For	Votes Against	Abstentions	Broker Non-Votes
25,399,136	606,193	86,076	1,994,792

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.

By:	/s/ David C. Minc
David C. Minc
Executive Vice President, Chief Legal Officer and Secretary

Date: December 11, 2015